Exhibit 99.1

Imperial appoints senior vice-president, upstream

•	J.R. Whelan to succeed B.P. Cahir effective March 1, 2017
•	B.P. Cahir appointed executive advisor to the chairman, Exxon Mobil Corporation

Calgary, AB – January 31, 2017— Imperial announced today the appointment of J.R. (John) Whelan as senior vice-president, upstream, effective March 1, 2017. Mr. Whelan, currently vice-president, production, Imperial, succeeds B.P. (Bart) Cahir, who has been appointed executive advisor to the chairman, Exxon Mobil Corporation.

A professional engineer, Mr. Whelan started his career with Mobil Oil Canada in 1988 as a subsurface engineer in Drayton Valley, Alberta. In 1991, he moved to Stavanger, Norway and held a variety of roles related to the development of major offshore oil and gas projects.

Mr. Whelan returned to Canada in 1999 and progressed through various managerial assignments related to ExxonMobil Canada’s east coast producing operations. In 2004, Mr. Whelan assumed a role at ExxonMobil Production Company’s headquarters in Houston, Texas as a planning and business analyst. The following year, he coordinated ExxonMobil Production Company’s global business plan and in 2006 he became operations technical manager with ExxonMobil’s US production affiliate.

Two years later, Mr. Whelan moved to Stavanger, Norway to become operations manager for ExxonMobil’s Norwegian affiliate. Following that assignment, Mr. Whelan returned to Houston to assume ExxonMobil Production Company’s planning and commercial manager role until joining Imperial in 2013.

A native of St. John’s, Newfoundland, Mr. Whelan earned a Bachelor of Engineering in Mechanical Engineering from Memorial University of Newfoundland. He is registered with The Association of Professional Engineers and Geoscientists of Alberta (APEGA) and Professional Engineers & Geoscientists, Newfoundland & Labrador (PEGNL).

For further information:

Investor relations Dave Hughes (587) 476-4743	Media relations Lisa Schmidt (587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.